Exhibit 99.2

Today we filed a preliminary proxy statement with the Securities and Exchange Commission (SEC) in connection with our Annual Stockholders Meeting. One of the key items in the Proxy is to ask our stockholders for approval of a voluntary Stock Option Exchange Program. This exchange program would be an opportunity for all eligible employees to exchange certain eligible stock options for a lesser number of restricted stock units to be granted under our Equity Plans. The minimum threshold price is described in the proxy statement.

If approved, the exchange program will be open to all persons that as of the commencement of the exchange program are employed by Exar or employed by any of our subsidiaries that are designated for participation by the Compensation Committee of our Board of Directors and remain employed by Exar Corporation as of the effective date of the exchange. However, members of our Board of Directors and certain executive officers will not be eligible to participate in the exchange program.

This proposed exchange program uses “restricted stock units”. A restricted stock unit is a grant in which the stock itself is not immediately issued or outstanding. An employee receives the promised shares only upon vesting and issuance of the shares. Each restricted stock unit issued in the proposed Exar exchange program will represent a right to receive one share of our common stock on a specified future date when the restricted stock unit vests through the participant’s continued employment. The eligible stock options to restricted stock unit exchange ratios indicated in our proxy. The restricted stock units will vest and the underlying shares will be issued annually over two years from the date the restricted stock units are issued, which is expected to be the date the exchange program is completed.

There are important SEC regulations governing all activities related to stock programs. As such, we can only provide limited information to you at this time. I refer you to the SEC website at www.sec.gov for documents concerning this proposed voluntary Stock Option Exchange Program.

If this voluntary program is approved by our stockholders on October 16, 2008 we intend to commence the program, in this regard we will conduct employee meetings (expected to occur in late October) at which time detailed participant information will be available to each eligible employee. Upon commencement of the program, eligible employees will have at least 20 business days to consider participating in the program.

I would like to personally thank each of you for your contribution to Exar’s success.

Best Regards,

Pete

WE HAVE NOT COMMENCED THE OFFER TO EXCHANGE THAT IS REFERRED TO IN THIS COMMUNICATION. UPON THE COMMENCEMENT OF THE OFFER TO EXCHANGE, WE WILL FILE WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETED SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE ALL OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE, WHEN THEY BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS WILL BE AVAILABLE WITHOUT CHARGE OR ON THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT HTTP://WWW.SEC.GOV.